Exhibit 99.1

NEWS RELEASE
RLI Corp.	9025 N. Lindbergh Drive | Peoria, IL 61615-1431
P: 309-692-1000 | F: 309-692-1068 | www.rlicorp.com

FOR IMMEDIATE RELEASE	CONTACT: Aaron Jacoby
(309) 693-5880
Aaron.Jacoby@rlicorp.com
www.rlicorp.com

RLI increases dividend for 37th consecutive year

PEORIA, ILLINOIS, May 3, 2012, RLI Corp. (NYSE:RLI) — The RLI Corp. board of directors has declared a second quarter cash dividend of $0.32 per share, a $0.02 increase over the prior quarter.  The dividend is payable on June 20, 2012, to shareholders of record as of May 31, 2012.

RLI has paid dividends for 144 consecutive quarters and increased dividends in each of the last 37 years.

The company’s dividend yield would be 1.86%, based on the $1.28 indicated annual dividend and yesterday’s closing stock price of $69.00.

RLI, a specialty insurance company, offers a diversified portfolio of property and casualty coverages and surety bonds serving niche or underserved markets. RLI operates in all 50 states from office locations across the country. RLI’s insurance subsidiaries — RLI Insurance Company, Mt. Hawley Insurance Company and RLI Indemnity Company — are rated A+ “Superior” by A.M. Best Company and A+ “Strong” by Standard & Poor’s. Contractors Bonding and Insurance Company is rated A “Excellent” by A.M. Best Company.

For additional information, contact Aaron Jacoby, Vice President, Corporate Development at (309) 693-5880 or at aaron.jacoby@rlicorp.com or visit our website at www.rlicorp.com.

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